Exhibit 99.1

Zura Bio Appoints Immunology Industry Leader Sandeep Kulkarni, M.D. as Chief Executive Officer

HENDERSON, Nev. – (BUSINESS WIRE) – January 21, 2026 – Zura Bio Limited (Nasdaq: ZURA) (“Zura” or the “Company”), a clinical-stage biotechnology company developing novel and differentiated medicines to meaningfully improve the lives of patients with serious and debilitating autoimmune and inflammatory diseases, today announced the appointment of Sandeep Kulkarni, M.D. as Chief Executive Officer (CEO), effective January 21, 2026. Dr. Kulkarni will also continue serving as a Director of Zura.

Dr. Kulkarni succeeds Kim Davis, J.D., who has served as Interim CEO since October 2025 following the commencement of a medical leave of absence by CEO Robert Lisicki. Mr. Lisicki is resigning as CEO and as a Director, effective as of January 21, 2026. Ms. Davis will continue in her roles as Chief Operating Officer, Chief Legal Officer, and Corporate Secretary.

“We are honored to have Sandeep lead Zura as we enter this important period for our company, with two potentially transformative readouts over the next 18 months,” said Amit Munshi, Chairman of the Board of Directors. “He brings a strong combination of scientific, operational, and strategic leadership. His service on our Board has provided him with a strong understanding of our programs and their transformative potential, positioning him well to lead Zura.”

Mr. Munshi added, “We thank Robert Lisicki for his leadership and meaningful contributions during a formative period in Zura’s growth and wish him the very best. We are also grateful to Kim Davis for her leadership as Interim CEO, which ensured continuity during the transition.”

Dr. Kulkarni brings over two decades of experience across biotechnology, investment, entrepreneurship, and medicine. Most recently, he served as co-founder and CEO of Tourmaline Bio, where he guided the company’s development and strategic direction through its acquisition by Novartis, which closed in October 2025.

“I’ve been a part of the Zura journey since Day One, and I’m thrilled to be expanding my role and leading Zura through this exciting and critical period,” said Dr. Kulkarni. “Our lead program, tibulizumab, is the first- and only-in-class bispecific antibody blocking the IL-17 and BAFF pathways, each of which has been validated in multiple autoimmune diseases. Tibulizumab is one of the most advanced bispecific antibodies in development for treating autoimmune diseases, and we have the potential to lead this paradigm shift. I am looking forward to working closely with our excellent Zura team and Board of Directors as we prepare for our readouts and future development.”

Dr. Kulkarni has served as a member of Zura’s Board of Directors since the Company’s business combination and Nasdaq listing in March 2023, including periods of service as Chair of the Compensation Committee and later as a member of the Audit Committee. He previously served as a director of the Company’s predecessor since its inception in March 2022.

Earlier in his career, Dr. Kulkarni was a Managing Director at KVP Capital, served as Chief Operating Officer at Immunovant, and held roles at Roivant Sciences, QVT Financial, and The Boston Consulting Group. He earned his bachelor’s degree from Harvard University and his medical degree from the University of California, San Francisco.

ABOUT ZURA

Zura is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases with unmet need. The Company’s pipeline includes product candidates designed to target key mechanisms of immune system imbalance, with the goal of improving efficacy, safety, and dosing convenience for patients.

Zura’s lead product candidate, tibulizumab (ZB-106), is being evaluated in two Phase 2 clinical studies in adults: TibuSHIELD, a study in hidradenitis suppurativa (HS), and TibuSURE, a study in systemic sclerosis (SSc). Additional product candidates crebankitug (ZB-168) and torudokimab (ZB-880) have completed Phase 1/1b studies and are being evaluated for their potential across a range of autoimmune and inflammatory conditions.

For more information, please visit www.zurabio.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “believe,” “designed to,” “expect,” “may,” “plan,” “potential,” “will” and similar expressions, and are based on Zura’s current beliefs and expectations. These forward-looking statements include expectations regarding the development and potential therapeutic benefits of Zura’s product candidates; and the timing of initiation, progress, and results of Zura’s current and future clinical trials, including reporting of data therefrom. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the development of therapeutic product candidates, such as the risk that any one or more of Zura’s current or future product candidates will not be successfully developed or commercialized; the risk of delay or cessation of any planned clinical trials of Zura’s current or future product candidates; the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical trials, will not be replicated or will not continue in ongoing or future studies or clinical trials involving Zura’s current or future product candidates; the risk that modeling data indicating therapeutic potential, or clinical evidence from other drug candidates, will not be replicated in ongoing or future studies or clinical trials involving Zura’s current or future product candidates; the risk that Zura’s current or future product candidates or procedures in connection with the administration thereof will not have the safety or efficacy profile that Zura anticipates; risks regarding the accuracy of Zura’s estimates of expenses, capital requirements and needs for additional financing; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; unexpected litigation or other disputes; the impacts of macroeconomic conditions on Zura’s business, clinical trials and financial position; and other risks and uncertainties that are described in Zura’s Annual Report on Form 10-K for the year ended December 31, 2024, as supplemented by its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025, and other filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Zura as of the date hereof, and Zura assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS

Megan K. Weinshank

Head of Corporate Affairs

ir@zurabio.com